UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2007

__________________

NS8 CORPORATION
(Exact name of Registrant as specified in its charter)

_________________________

Delaware (State or other jurisdiction of incorporation)	333-75956 (Commission File Number)	13-4142621 (IRS Employer Identification No.)

6080 Center Drive 6th Floor Los Angeles, CA, USA (Address of Principal Executive Offices)	90045 (Zip Code)

Registrant’s telephone number, including area code:  (310) 242-5754

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5-CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)              Appointment of Principal Officer.

On October 19, 2007, the Company entered into an employment agreement with James C. Forbes with respect to the terms and conditions of his employment as Chief Executive Officer. On the same date Mr. Forbes was elected as a member of the Board of Directors of the Company. These appointments will take effect on October 29, 2007.

Mr. Forbes will report to the Board of Directors of the Company. His duties, functions, responsibilities and authority, including those reasonably required by the Board of Directors of the Company, will be those as are reasonable and customary for a person serving as chief executive officer of an enterprise comparable to the Company.  In particular, Mr. Forbes will be responsible for the operations, financial affairs and sales development of the Company.  Mr. Forbes has over 20 years of sales, operational execution and strategic planning experience in various executive roles with both large well established and start-up technology-based companies, particularly building and managing highly competitive Internet and telecom service providers in the U.S. and globally.

From 1997-2006, Mr. Forbes served as Corporate Vice President and other senior executive positions of $3 billion global IP provider Equant, NV (France Telecom).  He directed the successful go-to-market technology partnerships with Cisco and Nortel worldwide, managed Equant’s $700 million strategic customer, led its largest and fastest growing $450 million IP Line of Business, developed several industry leading IP services, and was President of the Americas.

Prior to joining Equant, NV, Mr. Forbes was President from 1996 to 1997 of Cable & Wireless, Inc.’s turnaround operation in Hawaii.  From 1994 to 1996, Mr. Forbes was Vice President and General Manager of MFS Intelenet, Inc.’s startup operation in Georgia.  Mr. Forbes was on the Board of Directors for broadband Internet provider STSN, Inc. (Salt Lake City, Utah).  He is presently on the Advisory Board of sports and entertainment management firm Ten Events Asia, Ltd. (Shanghai, China).  From 1983 to 1994 Mr. Forbes started his professional career at MCI Communications, the second largest telecommunications company in the U.S., in a progressive series of sales, marketing, and management roles in the U.S., including General Manager of Puerto Rico, where he built one of MCI’s Communications’ largest international operations.

Mr. Forbes holds a BA in Communications from the University of Georgia and acted as a mentor and guest lecturer to International MBA students at Georgia State University.  Mr. Forbes served in the U.S. Air Force Reserve, and he received an Honorable Discharge. Mr. Forbes has conducted numerous media interviews, press releases, and participated in many industry conference presentations throughout the U.S., Europe, and Asia, including testifying in State Senate hearings on the benefits of competition for MFS Intelenet, Inc. and MCI Communications.

Pursuant to the terms of the Executive Employment Agreement made between Mr. Forbes and the Company, the Company shall pay Mr. Forbes a base salary of $200,000 per year.  Mr. Forbes will also be eligible to receive a quarterly incentive bonus of up to $12,500 each quarter and an annual incentive bonus of up to $50,000 each year.  The bonus is payable in respect of his services to the Company based on the achievement of revenue, operating profit, and operating metric objectives as determined by the Board of Directors of the Company.  In addition, Mr. Forbes will receive a monthly $750 transportation allowance and a one time commencement bonus of $20,000 paid in quarterly installments.  On October 29, 2007, the Company will grant Mr. Forbes an initial option to purchase 5,000,000 shares of Company common stock at an exercise price of $0.02 per share with a contractual life of four years and the options will vest and will become exercisable at the rate of 1,250,000 per year during the four year period.  In addition, if the Company exceeds its performance milestones during its first year of operations under Mr. Forbes tenure as CEO as determined by the Board of the Company, then the Company will grant Mr. Forbes an option to purchase an additional 5,000,000 shares (subject to appropriate capitalization adjustments) of the Company’s common stock at an exercise price of Two Cents ($0.02) per share with a contractual life of four years (the “Performance Option”). The Performance Option will be granted within two (2) weeks of the Company’s filing of its Annual Report on Form 10-K for the applicable fiscal year.  The Performance Option will vest and be exercisable at the rate of 1,250,000 per year at the end of each year of the four year period.  The Executive Employment Agreement is attached hereto as exhibit 10.46.

There is no family relationship between Mr. Forbes and any other director or executive officer of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)                   Financial statements of business acquired.

Not applicable.

(b)                   Pro forma financial information.

Not applicable.

(c)                   Exhibits.

Exhibit Number	Description

10.46	Executive Employment Agreement of James C. Forbes with NS8 Corporation dated October 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NS8 Corporation (Registrant)

Date: October 25, 2007	By:	/s/ Anthony Alda
Anthony Alda
Chairman of the Board of Directors